EXHIBIT 10.6

Scorpio Tankers Inc.
150 East 58th Street
New York, NY 10155

Attention: Brian Lee, Chief Financial Officer

March 9, 2010

CONFIDENTIAL

Re: $150 Million Senior Secured Credit Facility - Commitment Letter

Ladies and Gentlemen:

Scorpio Tankers Inc. (the “Company”) has requested that Nordea Bank Finland Plc, New York Branch (“Nordea”), DnB NOR Bank ASA (“DnB NOR”) and Fortis Bank Nederland (“Fortis”) (in such capacity, the “Lead Arrangers”) arrange a credit facility to partially finance the acquisition costs of (i) three double-hull Panamax tankers, “M/V Venice”, “M/V Noemi” and “M/V Senatore” and (ii) other vessels not yet identified which meet the following criteria:

(i)	either clean petroleum or crude double-hull oil tankers;

(ii)	from 35,000 dwt to 200,000 dwt;

(iii)	no older than seven (7) years of age at the time of acquisition; and

(iv)	classed with the American Bureau of Shipping, Det Norske Veritas or such other classification society as may be acceptable to the Lead Arrangers.

The Lead Arrangers are pleased to advise the Company that they have arranged the Credit Facility referred to below.  As used herein, the term “Transaction” shall mean the incurrence of all indebtedness under the Credit Facility and payment of all fees and expenses in connection with the foregoing.

The Credit Facility (the “Credit Facility”) shall consist of a term loan facility in the initial principal amount of US$150,000,000 (the “Initial Facility Amount”).  The Company shall have the right (the “Upsize Option”), until the date falling twelve (12) months following the closing date, without consent of the Lenders (as defined below), by notice to the Agent (as defined below), to increase the Initial Facility Amount by adding one or more financial institutions reasonably acceptable to the Company and the Lead Arrangers or by allowing one or more Lead Arrangers, in their sole discretion, to increase their respective commitment(s) under the Credit Facility, provided that:

(i)           the aggregate amount of such increase shall not exceed US$100,000,000 (any such increased amount, up to an including US$100,000,000, the “Increased Facility Amount”);

(ii)	unless provided by a Lead Arranger, no additional commitments shall be less than US$25,000,000;

(iii)	the Company shall have raised aggregate equity proceeds equal to or exceeding the Increased Facility Amount; and

(iv)	no Lender’s commitment shall be increased without the consent of such Lender.

A summary of certain terms of the Credit Facility is set forth in Exhibit A attached hereto (the “Term Sheet”).  Please note that those matters that are not covered or made clear herein or in the Term Sheet are subject to mutual agreement of the parties hereto and shall be consistent with this letter and the Term Sheet (together with the Term Sheet, this “Commitment Letter”), provided that any fee letter (each a “Fee Letter”) between the Lead Arrangers and the Company shall be negotiated separately between Lead Arrangers and the Company.  The terms and conditions of this commitment may be modified only in writing signed by each of the parties hereto.

The Lead Arrangers are pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheet:

(i)	each of the Lead Arrangers hereby commits to provide US$50,000,000 of the commitments for the Initial Facility Amount under the Credit Facility;

(ii)	Nordea, DnB NOR and Fortis will act as Lead Arrangers for the Credit Facility; and

(iii)
Nordea will act as sole Administrative Agent and Security Trustee (in such capacity, the “Agent” and “Security Trustee”, respectively) for Nordea, DnB NOR and Fortis and such other financial institutions (the “Additional Lenders” and together with Nordea, DnB NOR and Fortis acting in such capacity, the “Lenders”) reasonably acceptable to the Company and the Lead Arrangers as may be added for purposes of the Upsize Option or pursuant to a Lender’s assignment of all or part of its commitment who will participate in the Credit Facility as Lenders.

The commitments in this Commitment Letter are subject to (i) the accuracy and completeness of all representations that the Company and its subsidiaries (collectively, the “Group”) make, and all information that the Group furnishes, to the Lead Arrangers and (ii) the Company’s compliance with the terms of this Commitment Letter and the payment in full of all fees, expenses and other amounts payable hereunder or under and Fee Letter.

You represent, warrant and covenant that (i) no information which has been or is hereafter furnished by you or on your behalf in connection with the Company or its subsidiaries or the transactions contemplated hereby and (ii) no other information given at information meetings for prospective Additional Lenders and supplied or approved by you (collectively, the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections (collectively, the “Projections”) regarding the future performance of the Company and its subsidiaries, no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof.  You agree to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Credit Facility, as appropriate, so that the representations and warranties in the preceding sentence remain correct.

As you are aware, the Lead Arrangers have not yet had the opportunity to conduct their respective business, legal, environmental, tax, financial, accounting, and customer call due diligence in connection with the Transaction, or with respect the Company and its subsidiaries.  Accordingly, each of the Lead Arranger’s commitments and agreements hereunder are subject to the completion of such business, legal, environmental, tax, financial, accounting and customer call due diligence, and to each of the Lead Arranger’s satisfaction with the results thereof.  Furthermore, the Lead Arranger’s commitments and agreements hereunder are subject to:

(i)
there not occurring or becoming known to the Lead Arrangers any condition or circumstance which any of the Lead Arrangers shall determine has had, or could reasonably be expected to have, a material adverse effect on (a) the Transaction, (b) the business, property, assets, condition (financial or otherwise), operations or prospects of the Company or its subsidiaries taken as a whole since December 31, 2009, or (c) the rights or remedies of the Lenders or the ability of the Company and its subsidiaries to perform their obligations to the Lenders under the Credit Facility (each, a “Material Adverse Effect”);

(ii)
None of the Lead Arrangers becoming aware (whether as a result of its due diligence analyses and review or otherwise) after the date hereof of any information not previously known to any of them which any of them believes is materially negative information with respect to the Transaction or the business, property, assets, operations, liabilities, condition (financial or otherwise) or prospects of the Company or its subsidiaries taken as a whole, or which is inconsistent in a material and adverse manner with any such information or other matter disclosed to any of the Lead Arrangers prior to the date hereof;

(iii)
there not having occurred after the date hereof a disruption of, or an adverse change in, financial, banking or capital markets that could reasonably be expected to materially impair the ability of any of the Lead Arrangers to fund its commitment hereunder as determined by each of the Lead Arrangers in its reasonable discretion; and

(iv)	the other conditions set forth or referred to herein and in the Term Sheet.

You hereby agree that all reasonable fees and expenses (including the reasonable fees and expenses of counsel and insurance consultants) of the Agent and its affiliates arising in connection with this Commitment Letter and the enforcement of rights and remedies hereunder and in connection with the Transaction and other matters described herein (including in connection with our due diligence) shall be for your account (and that you shall from time to time upon request from the Agent reimburse it and its affiliates for all such fees and expenses paid by it), whether or not the

Credit Facility is made available or definitive credit documents are executed.  You further agree to indemnify and hold harmless (i) Nordea, in its capacity as Agent, Security Trustee, Lead Arranger and Lender, (ii) DnB NOR, in its capacity as Lead Arranger and Lender, and (iii) Fortis, in its capacity as Lead Arranger and Lender, and each of their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted or awarded against or involve any of Nordea, DnB NOR or Fortis in their respective capacities described above, or any other such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith) or the definitive documentation for the Credit Facility or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Credit Facility and, upon demand, to pay and reimburse each of Nordea, DnB NOR or Fortis in their respective capacities described above, and each other indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not such entity or person is a party to any action or proceeding out of which any such expenses arise and whether or not such action or proceeding is brought by or on behalf of the Company, any of its directors, security holders or creditors, an indemnified person or any other person); provided that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of the respective indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  This Commitment Letter is issued for your benefit only and no other person or entity may rely hereon (except indemnified persons to the extent set forth herein).  None of any of Nordea, DnB NOR or Fortis in their respective capacities described above, nor any other indemnified person shall be responsible or liable to you or any other person or entity for (i) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (ii) any consequential, indirect, special or punitive damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

Each of Nordea, DnB NOR and Fortis reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to it in such manner as it and its affiliates may agree in its sole discretion.  You also agree that each of Nordea, DnB NOR and Fortis may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates.  You further acknowledge that each of Nordea, DnB NOR and Fortis may share with any of its affiliates, and such affiliates may share with them, any information related to the Transaction, the Company and its subsidiaries and affiliates, or any of the matters contemplated hereby.  Each of Nordea, DnB NOR and Fortis agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by the Company and its subsidiaries as confidential information in accordance with customary banking industry practices (it being understood and agreed that we may provide potential Additional Lenders and their respective affiliates with non-public information provided by the Company and its subsidiaries).

You agree that this Commitment Letter is for your confidential use only and that, unless each of Nordea, DnB NOR and Fortis has otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis.  Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to us as provided below (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of each of the Lead Arrangers, (ii) you may file a copy of this Commitment Letter (but not any Fee Letter) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make.  If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter (and any copies hereof) to the undersigned.

The provisions of the three immediately preceding paragraphs shall survive any termination of this Commitment Letter regardless of whether any definitive form of documentation shall be executed and delivered, provided that your obligations under this Commitment Letter relating to indemnification shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Credit Facility upon the initial funding thereunder, and you shall automatically be released from all indemnification obligations under this Commitment Letter.

In order to comply with the USA PATRIOT Act, each of Nordea, DnB NOR and Fortis must obtain, verify and record information that sufficiently identifies each entity (or individual) that enters into a business relationship with it.  As a result, in addition to your and your subsidiaries’ corporate name and address, each of Nordea, DnB NOR and Fortis will obtain your and your subsidiaries’ corporate tax identification number and certain other information.  Each of Nordea, DnB NOR and Fortis may also request relevant corporate resolutions and other identifying documents.

This Commitment Letter shall not be assignable by you to any person or entity without the prior written consent of each party hereto (and any purported assignment without such consent shall be null and void).  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  The Company acknowledges that information and documents relating to the Credit Facility may be transmitted through Intralinks, the internet or similar electronic transmission systems.  This Commitment Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER OR THE FEE LETTER.  YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

Our willingness, and commitments, with respect to the Credit Facility as set forth above will terminate on April 30, 2010, unless on or prior to such date the Transaction has been consummated and a definitive credit agreement evidencing the Credit Facility (together with related financing and security documentation, the “Credit Documentation”), in form and substance reasonably satisfactory to each of the Lead Arranger and consistent with this Commitment Letter and Term Sheet shall have been entered into.  Before such date, any Lead Arranger may terminate its commitment hereunder if any event occurs or information becomes available that, in its reasonable judgment, results or is reasonably likely to result in the failure to satisfy any of the conditions or requirements with which the Company must comply, contained in this letter.

*  *  *

If you are in agreement with the foregoing, please sign and return to us the enclosed copy of this Commitment Letter no later than 5:00 p.m., New York time, on March 12, 2010.  Unless this Commitment Letter is signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours,

NORDEA BANK FINLAND PLC,
NEW YORK BRANCH

By: /s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

By: /s/ Martin Kahm
Name: Martin Kahm
Title: Vice President

DNB NOR BANK ASA

By: /s/ Giacomo Landi
Name: Giacomo Landi
Title: Senior Vice President

By: /s/ Nikolai A. Nachamkin
Name: Nikolai A. Nachamkin
Title: Senior Vice President

FORTIS BANK NEDERLAND

By: /s/ J.A.L.M. Gorgels
Name: J.A.L.M. Gorgels
Title: Director

By: /s/ A.L. Lockhorst
Name: A.L. Lockhorst
Title:

Accepted and Agreed to this 9 day
of March, 2010

SCORPIO TANKERS INC.

By: /s/ Brian M. Lee
Name: Brian M. Lee
Title: Chief Financial Officer

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS
$150,000,000 MILLION SENIOR SECURED CREDIT FACILITY

Unless otherwise defined herein, capitalized terms used herein and defined in the letter to which this Exhibit A is attached (the “Commitment Letter”) are used herein as therein defined.  This outline of terms and conditions is provided for indicative purposes only and is not a commitment.  No legal obligations are intended to be, or shall be, created hereby.

Borrower:	Scorpio Tankers Inc., a corporation incorporated in the Republic of The Marshall Islands.

Guarantors:	Each subsidiary of the Borrower which owns or will own one or more Collateral Vessels (as defined herein).

Lead Arrangers:
DnB NOR ASA (“DnB NOR”), Fortis Bank Nederland (“Fortis”) and Nordea Bank Finland Plc, New York Branch (“Nordea”). It is the intention that each of the Lead Arrangers shall make available US$ 50,000,000 on the Closing Date.

Security Trustee and Agent:	Nordea

Lenders:
The Lead Arrangers and such other financial institutions (the “Additional Lenders” and together with the Lead Arrangers the “Lenders”) as may be added upon the Borrower’s exercise of the Upsize Option (as defined herein), however such Additional Lenders shall be reasonably acceptable to the Lead Arrangers and the Borrower.

Swap Bank(s):	Each or any of the Lead Arrangers.

Credit Facility:
A senior secured term loan facility (the “Credit Facility”) in an aggregate principal amount of US$150,000,000 or such higher amount resulting from exercising the Upsize Option (as defined herein) (the “Facility Amount”).

Upsize Option:
The Borrower shall have the right until the date falling twelve (12) months following the Closing Date, by notice to the Agent, to effectuate an increase of the Credit Facility by adding one or more Additional Lenders or by allowing one or more Lead Arrangers in their sole discretion to increase their respective commitments hereunder; provided that (i) such aggregate increase shall not exceed US$100,000,000, (ii) unless provided by a Lead Arranger, no added commitments shall be less than US$25,000,000, (iii) the Borrower shall have raised aggregate equity proceeds equal to or exceeding the increased Facility Amount and (iv) no Lender’s commitment shall be increased without the consent of such Lender.

Use of Proceeds:
The loans made pursuant to the Credit Facility (each a “tranche” and together the “Loans”) shall be utilized to finance, in part, the acquisition cost of Collateral Vessels however such financed amount shall not exceed the lower of (i) fifty percent (50%) of the fair market value of such Collateral Vessel as established by two acceptable brokerage firms at the time of such tranche is drawn or (ii) fifty percent (50%) of the purchase price of such Collateral Vessel.

Closing Date:
As soon as practicable following the date when a Successful IPO (as defined below) has been completed and the shares have started trading on NYSE or NASDAQ; however such Closing Date shall occur no later than April 30, 2010.

Successful IPO:	An initial public offering of capital stock of the Borrower on NYSE or NASDAQ raising gross proceeds of a minimum of US$ 150,000,000.

Availability:
The Credit Facility shall be available for drawings, with one tranche per Collateral Vessel, on or after the date on which the Credit Facility documentation is executed and delivered until the date falling eighteen (18) months following the Closing Date (the “Cancellation Date”).

Maturity Date:	The Credit Facility will mature on the fifth (5th) anniversary of the Closing Date.

Scheduled Repayments:
Each tranche shall be repaid in quarterly installments, commencing on the last day of the calendar quarter (March 31, June 30, September 30, and December 31) following the calendar quarter in which such tranche drawing took place using a linear repayment profile, i.e., equal installments of principal, corresponding to a full repayment of such tranche by the time such Collateral Vessel is fifteen (15) years of age.

Voluntary Prepayments:
Voluntary prepayments of any tranche or of the Loans may be made at any time on three (3) business days’ notice, without premium or penalty, subject to minimum notice and in minimum principal amounts of US$1,000,000; provided that voluntary prepayments made on a day other than the last day of an interest period applicable thereto shall be subject to payment of customary breakage costs.

All voluntary prepayments described in the preceding paragraph shall be applied to reduce Scheduled Repayments in an inverse order of the maturity.

Mandatory Prepayment on Sale or Total Loss:
Upon the sale or loss of any Collateral Vessel, the Facility Amount shall be required to be reduced in an amount equal to the outstanding amount of the respective tranche attributed to such Collateral Vessel.

Voluntary Reduction and Cancellation:
Any unutilized commitment under the Credit Facility may be voluntarily reduced (each a “Voluntary Reduction”) by the Borrower at any time with three (3) days notice; however all unutilized commitments shall be cancelled on the Cancellation Date.

Interest Rate And Periods:
Borrowings under the Credit Facility shall bear interest at the London Interbank Offered Rate (“LIBOR”) for an interest period elected by the Borrower of three or six months, or such other periods as the Lenders may agree, plus the Applicable Margin (as defined herein). Interest is payable at the end of each interest period, unless a period longer than three months is elected, in which case interest is payable quarterly in arrears.  Interest is calculated based on actual days over 360 days.  No interest period shall extend beyond the Maturity Date.

The Credit Facility shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, funding losses, illegality and withholding taxes. The Borrower shall have the right, in the absence of a default or event of default, to replace any Lender that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the Credit Facility which expressly require the consent of such Lender.

Interest in respect of Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. All calculations of interest, commitment fees and other fees shall be based on a 360-day year and actual days elapsed.

Applicable Margin:	The Applicable Margin shall be subject to adjustments as set forth in the pricing grid provided below based on meeting certain debt to capitalization ratios;

Debt to Capitalization	Applicable Margin

≤ 50%	3.00%
> 50%	3.50%

Initial Vessels:	Three double hull Panamax tankers “MV Venice”, “MV Noemi”, and “MV Senatore” (the “Initial Vessels”) registered in a flag state acceptable to the Lead Arrangers.

Collateral Vessels:
First priority mortgages in each Initial Vessel and other vessels not yet identified (the “Additional Vessels” and together with the Initial Vessels the “Collateral Vessels”), provided that the mortgage in respect of an Initial Vessel will be released upon the Borrower’s written request if (a) no tranche has been advanced in respect of such Initial Vessel and (b) the Borrower is in compliance with all covenants of the loan facility documents at the time such request is made and after giving effect to such request (including without limitation the Collateral Maintenance Ratio (as defined below)).  The Additional Vessels shall meet the following criteria: (i) be either clean petroleum or crude double-hull oil tankers, (ii) range in size from 35,000 dwt to 200,000 dwt, (iii) be no older than seven (7) years of age at the time of acquisition and (iv) be classed with the American Bureau of Shipping, Det Norske Veritas or such other classification society as may be acceptable to the Lead Arrangers.  The Borrower shall have the right to tender any

Initial Vessel previously mortgaged to the Security Trustee but subsequently released from such mortgage as a substitute for any Additional Vessel, provided that such Initial Vessel meets the foregoing criteria at the time it is tendered as substitute collateral.

Security:
(i) All amounts owing under the Credit Facility, (ii) all obligations under the Guaranties and (iii) the Borrower’s obligations under interest rate swaps (on a subordinated basis), will in each case be secured by:

a)	First priority cross-collateralized mortgages over the Collateral Vessels;
b)	First priority assignments of the insurances on the Collateral Vessels;
c)	First priority assignment of all earnings from the Collateral Vessels;
d)	First priority pledges of all equity interests of the Guarantors; and
e)	First priority pledges over all earnings accounts of the Borrower and Guarantors. Such earnings accounts shall be held with a Lead Arranger; and
f)
First priority assignment of all charters in excess of 12 months in respect of the Collateral Vessels provided that the Borrower, using reasonably commercial efforts, is able to obtain the charterer’s consent to any such assignment.

Collateral Substitution:
The Borrower or any Guarantor may dispose of any Collateral Vessel and offer a substitution for such Collateral Vessel (each a “Replacement Vessel”) so long as no Event of Default or potential Event of Default has occurred and is continuing. Such Replacement Vessel shall be (i) an Initial Vessel (so long as it meets the requirements of an Additional Vessel) or (ii) a vessel of substantially similar value, type and age, as the Collateral Vessel it replaces and shall be reasonably acceptable to the Lead Arrangers.

Guaranties:
The Guarantors shall jointly and severally guarantee all amounts owing under the Credit Facility. Such Guaranties shall also guarantee, on a subordinated basis, obligations under interest rate swap agreements or other hedging agreements entered into between a Lender and the Borrower. The Guaranties shall be guaranties of payment and not of collection.

Documentation and Governing Law:
The Lenders’ commitments will be subject to the negotiation, execution and delivery of mutually satisfactory definitive credit  agreement, security documents and other supporting documentation, consistent with the terms and conditions set forth herein, in each case prepared by Watson, Farley & Williams (New York) LLP and satisfactory to the Lenders and including without limitation conditions precedent, representations and warranties, covenants and events of default customary for transactions of this type and appropriate under the circumstances. All documentation (except security documentation that the Lenders determine should be governed by local law) shall be governed by New York law.

Conditions Precedent:
Those conditions precedent which are usual and customary for facilities of this type and such additional conditions precedent as are customary under the circumstances including, without limitation, a Successful IPO, delivery of certified resolutions of the board of directors (and, if necessary, shareholders) of each of the Borrower and the Guarantors, certified copies of the constitutional documents of each of the Borrower and the Guarantors, all documentation required in relation to each of the Borrower and the Guarantors, including without limitation, all “know your customer” requirements, execution and delivery of all documentation in respect of the Credit Facility in form and substance satisfactory to the Lenders, receipt of all fees due under the Credit Facility, no event of default or an event that with the giving of notice or the passage of time could give rise to an event of default shall have occurred and be continuing, certified copies of all required consents which any of the Borrower or the Guarantors are required to enter into, or make any payment or perform any of its obligations under or in connection with the transactions contemplated by the Credit Facility, certified copies of the MOAs (and documents to be delivered thereunder) in respect of the Collateral Vessels (other than the Initial Vessels), certified copies of all technical and commercial management agreements, fair market valuations of the Collateral Vessels, a favorable report from an insurance consultant nominated by the Agent confirming that the insurance placed on the relevant Collateral Vessel is in compliance with the requirements of the relevant ship mortgage, delivery of a confirmation of class certificate in respect of each Collateral Vessel and delivery of all relevant legal opinions.

Market Disruption:
If a Market Disruption Event occurs in relation to any tranche of the Loan for any Interest Period, then the rate of interest on each Lender’s share of such tranche of the Loan for the Interest Period shall be the rate per annum which is the sum of (x) the Applicable Margin and (y) the rate notified to the Facility Agent by that Lender, which expresses the cost to that Lender of funding its participation in such tranche of the Loan from whatever source it may reasonably select.  A “Market Disruption Event” shall mean (i) if LIBOR is not available or (ii) the Facility Agent receives notifications from a Lender or Lenders whose participations in such tranche of the Loan exceed 50% of such tranche of the Loan that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

Representations and Warranties:
Those representations and warranties which are usual and customary for facilities of this type and such additional representations and warranties as are appropriate under the circumstances including, without limitation, corporate existence, good standing, power and authority, no violation, receipt of all necessary governmental and third party consents, enforceability of loan documents, accuracy of financial statements, no undisclosed liabilities, no pending or threatened litigation with respect to the Credit Facility or any documentation executed in connection therewith or which is reasonably likely to have a Material Adverse Effect, no Material Adverse Effect, no event of insolvency, true and complete disclosure, use of proceeds, payment of taxes, ERISA, compliance with laws and regulations, identity of subsidiaries, maintenance of properties and insurance, citizenship, vessel classification, and such additional representations and warranties as are customary under the circumstances.

Affirmative Covenants:
Those covenants usual and customary for facilities of this type and such additional affirmative covenants as are appropriate under the circumstances including, without limitation, maintenance of corporate existence and good standing, use of proceeds, maintenance of properties, payment of taxes and other obligations, maintenance of customary insurance, maintenance of time charters, delivery of financial statements, access to books and records, compliance with laws and notices of defaults, litigation, deposit of earnings, ownership of subsidiaries, registry of vessels, notice of material adverse change, Collateral Vessel appraisals from two (2) independent appraisers (satisfactory to the Lead Arrangers) every six (6) months (at the expense of the Borrower), provided that the Lead Arrangers shall have the right to request additional vessel appraisals, which vessel appraisals shall not be at the expense of the Borrower unless an event of default shall have occurred and is continuing, and such additional affirmative covenants as are customary under the circumstances.

Negative Covenants:
Those covenants usual and customary for facilities of this type and such additional negative covenants as are customary under the circumstances including, without limitation, limitations on certain indebtedness, liens, investments, acquisitions, transactions with affiliates, changes in the registry, class, or management of the Collateral Vessels, changes in nature of business, changes in senior management, change in fiscal year end and no change of control.

Financial Covenants:	The following financial covenants shall apply to the Borrower and its subsidiaries on a consolidated basis and shall be measured on a quarterly basis (definitions to be agreed upon):

1)	Maximum Leverage: The ratio of debt to capitalization shall be no greater than 0.60 to 1.00.

2)
Minimum Tangible Net Worth: The Borrower shall maintain consolidated tangible net worth of no less than US$ 150,000,000 plus 25% of the Borrower’s cumulative positive net income (on a consolidated basis) for each fiscal quarter from July 1, 2010 going forward and 75% of the value of any new equity issues from July 1, 2010 going forward.

3)
Minimum Interest Coverage: This covenant will become effective with the commencement of the 5th fiscal quarter following the Closing Date, at which time the ratio of EBITDA (excluding all non-cash items (e.g. unrealized gains or losses) to actual interest expense (i.e., interest on indebtedness but excluding fees and expenses) shall be no less than 2.50 to 1.00. Such ratio shall be calculated quarterly on a trailing quarter basis from and including the 5th fiscal quarter however for the 9th fiscal quarter and periods thereafter the ratio shall be calculated on a trailing four quarter basis.

4)
Free Liquidity: During the first five fiscal quarters following the Closing Date unrestricted cash and cash equivalents including amounts on deposit with the Lead Arrangers shall at all times be no less than the higher of (i) US$ 2,000,000 per vessel or (ii) US$ 10,000,000 however thereafter unrestricted cash and cash equivalents shall at all times be no less than the higher of (i) US$ 1,000,000 per vessel or (ii) US$ 10,000,000.

5)
Dividend Restrictions: The Borrower is not permitted to pay dividend or return any equity capital to its stockholders in any other form (each a “Dividend”) if (i) it is in non compliance with any of its covenants or (ii) an Event of Default has occurred and is continuing and provided that no Event of Default will occur as a result of the payment of such Dividend.

Collateral Maintenance:	The aggregate fair market value of the Collateral Vessels shall at all times be no less than 150% of the then aggregate outstanding principal amount of Loans (the “Collateral Maintenance Ratio”).

Events of Default:
Those events of default usual and customary for facilities of this type and such additional events of default as are customary under the circumstances including, without limitation, nonpayment of principal, nonpayment of interest, breach of affirmative covenants, breach of negative covenants, material inaccuracy of representations and warranties, cross default to other material indebtedness, ERISA event, failure of effectiveness of security documents or guaranty, bankruptcy or insolvency event, or change of control (to be defined) of the Borrower, and such additional events of default as are appropriate under the circumstances.

Expenses/ Indemnification:
All reasonable and documented costs and expenses incurred by the Lenders relating to the Credit Facility, the documentation and enforcement thereof, shall be borne by the Borrower. The documentation for the Credit Facility shall contain customary indemnities for the Lenders (other than as a result of such indemnified party’s gross negligence or willful misconduct).

Insurance:
The Borrower shall procure that each Collateral Vessel is insured as appropriate for an internationally reputable shipping company against such risks including: (i) Hull and Machinery (ii) Hull Interest, (iii) Freight Interest (dependent upon the level of the Hull and Machinery policy), (iv) Protection & Indemnity (including an adequate club cover for oil pollution liability for the Collateral Vessel) and (v) War Risk (including terrorism and confiscation), in such amounts, on such terms and conditions as the Facility Agent may approve and with such insurance brokers and insurers as the Facility Agent may approve.

The total insured value (Hull and Machinery plus Hull Interest and Freight Interest) of each Collateral Vessel shall at all times be equal to or greater than its fair market value, and the aggregate total insured value of all Collateral Vessels (Hull and machinery plus Hull Interest and Freight Interest) shall be equal to or greater than 120% of the aggregate outstanding principal amount of Loans. Furthermore, the Hull and Machinery insured value of each Collateral Vessel shall at all times cover 80% of its fair market value, and the aggregate Hull and Machinery insured value of all Collateral Vessels shall be equal to or greater than the aggregate outstanding principal amount of Loans while the remaining cover may be taken out by way of Hull and Freight Interest insurances.

Additionally the Borrower shall reimburse the Facility Agent for the cost of Mortgagees Interest Insurance and Mortgagees Additional Perils Pollution Insurance which the Facility Agent will take out on these vessels upon such terms and in such amounts as the Facility Agent shall deem appropriate.

The loss payable clause for each Collateral Vessel to be in excess of $1 million and standard letters of undertaking to be executed.

Required Lenders:	Lenders having aggregate commitments in the Credit Facility in excess of 66-2/3%, however required lenders shall include all Lead Arrangers (the “Required Lenders”).

Assignments and Participations:
After the Closing Date any Lender may assign and may sell participations in its rights and obligations under the Credit Facility, subject to such limitations as may be established in the definitive credit documentation including, but not limited to, a requirement that no assignment or participation may result in any increased costs (including for taxes, interest or otherwise) for which the Borrower would be liable.

“KYC”:
The Borrower shall supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or any Lender in order to carry out and be satisfied with all necessary KYC (“know your customer”) or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Facility.

SK 26596 0002 1080169